Exhibit 10.20

REVOLVING LINE OF CREDIT NOTE

$250,000.00	Boston, Massachusetts
As of October 21, 2021

FOR VALUE RECEIVED, the undersigned Tivic Health Systems, Inc., of Menlo Park, CA (the “Borrower”), promises to pay on or before December 3, 2022 (the “Maturity Date”), to Tethered LLC, of 253 Shawmut Avenue, Suite 2A, Boston, Massachusetts 02118 (the “Lender”), or order, the aggregate principal amount outstanding on Borrower's revolving line of credit as shown on the Lender's records which shall at all times be conclusive and govern, with interest payable monthly on the unpaid balance outstanding from time to time at an annual rate equal to six percent (6%).

Subject to the terms and conditions set forth in this Note, Lender shall advance to Borrower, from time to time during the period beginning on the date hereof and ending on the Maturity Date, such advances as Borrower may request; provided, however, that the maximum outstanding principal at any one time on this note shall not exceed the amount of Two Hundred Fifty Thousand Dollars ($250,000.00). The principal amount outstanding on this note at any specific time shall be the total principal amount advanced hereunder by Lender less the amount of principal payments made hereon from time to time by Borrower. On Exhibit A attached hereto, Lender shall maintain a written record of the indebtedness of Borrower resulting from each advance made, including the date and amount of each advance, the date and amount of each payment of principal and interest, and the resulting unpaid principal balance thereof. Borrower may borrow, repay and re-borrow advances until the Maturity Date.

All amounts payable hereunder shall be paid in lawful money of the United States in immediately available funds. Interest on this note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Should the rate of interest as calculated under this note exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest allowed by applicable law. Principal and all accrued and unpaid interest shall be due on the Maturity Date and payable to Lender at Lender’s address set forth above, or at such other place as the holder hereof may designate.

All past-due payments of principal or interest shall bear interest from their due date until paid at a rate of interest 2% per annum higher than the interest rate specified above. Such interest on overdue amounts under this note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Borrower with respect to the payment of such interest has been discharged (whether before or after judgment).

This note may not be assigned or transferred by Lender without the prior written approval of the Borrower.

This note may be prepaid at any time without premium or penalty at the option of the Borrower.

This note shall become immediately due and payable at the option of the holder hereof without presentment or demand or any notice to Borrower or any other person obligated hereon upon: (i) default in the payment of any of the principal hereof or any interest thereon when due; or (ii) the liquidation, termination of existence, dissolution, insolvency or business failure of the Borrower; or (iii) the appointment of a receiver or custodian for the Borrower or any part of its property; or (iv) the institution by or against the Borrower of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally; or (v) the making by the Borrower of a composition or an assignment or trust mortgage for the benefit of creditors; or (vi) if any action to cancel this note is commenced; or (vii) if the Borrower is prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business; or (viii) if an event causes the cessation or substantial curtailment of revenue producing activities at the Borrower’s place of business.

In no event shall any interest charged, collected or reserved under this note exceed the maximum rate then permitted by applicable law, and if any such payment is paid by the Borrower, then such excess sum shall be credited by the Lender as a payment of principal.

All payments by the Borrower under this note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Borrower shall pay and save the Lender harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

All payments made by Borrower to Lender under this note shall be applied in the following manner: (i) first, to the payment of all costs and expenses due and payable to Lender under this note, (ii) second, to the payment of all interest accrued to the date of such payment; and (iii) third, to the payment of principal.

The Borrower agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by the holder in enforcing the obligations of the Borrower under this note.

No delay or omission on the part of the holder in exercising any right under this note shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and every indorser or guarantor of this note regardless of the time, order or place of signing, waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, if any, and to the addition or release of any other party or person primarily or secondarily liable.

Lender and Borrower will establish specific instructions and procedures by which draws against said credit will be presented for disbursement, but nothing contained herein shall create a duty on the part of Lender to make said disbursement if Borrower is in default.

[Remainder of page left blank; signature page follows.]

Executed under seal as of the date set forth above.

BORROWER:

TIVIC HEALTH SYSTEMS, INC.

By:	/s/ Jennifer Ernst
Name:	Jennifer Ernst
Title:	CEO
10/28/2021

[Signature page to Revolving Line of Credit Note]

EXHIBIT A

Schedule of Advances

Date of Advance	Amount of Advance	Principal Paid this Date	Outstanding Principal Balance this Date	Notation Made By